Exhibit 99(h)(2)

EXHIBIT A

TO THE FUND ADMINISTRATION AND ACCOUNTING AGREEMENT, dated as of December 17, 2015 between VIRTUS ETF TRUST II (the “Trust”) and The Bank of New York Mellon (“Custodian”). AS REVISED NOVEMBER 2, 2020.

SERIES

Virtus Newfleet Dynamic Credit ETF

Virtus Seix Senior Loan ETF

Virtus Terranova U.S. Quality Momentum ETF

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written. As of November 2, 2020.

VIRTUS ETF TRUST II On behalf of each Series identified on Exhibit A attached to the Agreement

By:

Name:

Title:

THE BANK OF NEW YORK MELLON

By:

Name:	Elizabeth Stubenrauch

Title:	Relationship Manager